Exhibit 99.1

Investor Relations Contact:
Mark Oswald
1.734.855.3140

Media Contact:
Lynette Jackson
44.776.964.3152
TRW Receives Information Request from Government Authorities
LIVONIA, MICHIGAN, June 9, 2011 — TRW Automotive Holdings Corp. (NYSE: TRW) the global leader in active and passive safety systems today announced that on June 7, 2011 certain of the Company’s Occupant Safety Systems business unit locations in Germany received requests for information from European antitrust authorities in connection with an investigation. A related request was made in the United States. TRW is cooperating fully with the authorities and at this time no further information is available regarding the nature or outcome of the inquiries.
About TRW
With 2010 sales of $14.4 billion, TRW Automotive ranks among the world’s leading automotive suppliers. Headquartered in Livonia, Michigan, USA, the Company, through its subsidiaries, operates in 26 countries and employs over 60,000 people worldwide.
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